UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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CytRx Corporation

(Name of Registrant as Specified In Its Charter)

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CytRx Corporation

11726 San Vicente Boulevard, Suite 650
Los Angeles, California 90049

Supplement dated July 19, 2018
to the Proxy Statement dated July 5, 2018 (the "Proxy Statement")
for the
Annual Meeting of Stockholders to be held on August 9, 2018

On July 5, 2018, CytRx Corporation (the "Company") filed a definitive Proxy Statement with the Securities and Exchange Commission, which was recently distributed to our stockholders of record in connection with the solicitation by our Board of Directors of proxies to be voted at the Company's Annual Meeting of Stockholders scheduled for August 9, 2018 at 10:00 AM Pacific Time. This Supplement to our Proxy Statement is furnished on or about July 19, 2018 to correct a certain disclosure in the Proxy Statement described below. The additional information provided in this Supplement should be read in conjunction with our Annual Meeting materials, including the Proxy Statement. To the extent that information in this Supplement differs from or updates information contained in the Proxy Statement, the information in this Supplement controls. Except as described in this Supplement, the information provided in the Proxy Statement continues to apply.

Stockholder Proposals
As disclosed in the Proxy Statement, Gregory Callender is a Proponent of Stockholder Proposal #1 set forth in the Proxy Statement. The Proxy Statement stated that Mr. Callender "had his case against the Company dismissed by the court." This statement is incomplete – below is a more complete description of the outcome of Mr. Callender's class action case against the Company:
After a thorough analysis of the claims, the Honorable S. James Otero of the U.S. District Court for the Central District of California (the "Court") dismissed Mr. Callender's allegations that the Company misled investors as to the timeline and progress of the Company's Phase 3 clinical trial of aldoxorubicin, but allowed Mr. Callender to pursue his claim that the Company misrepresented its compliance with a Special Protocol Assessment that governed the trial. After engaging in extensive mediation, the parties executed a settlement agreement on May 4, 2018 (the "Settlement Agreement"), which was preliminarily approved by the Court on June 20, 2018. The Settlement Agreement provides for payment of a cash settlement for distribution to the certified settlement class and that neither the Company nor any individual defendants admit of any wrongdoing.

    This additional proxy material, the proxy statement and our annual report can be accessed directly at the following Internet address: www.cytrx.com.
If you have already voted, you do not need to vote again. Should you wish to change or revoke your prior vote on any proposal, please refer to the Proxy Statement for instructions.
The date of this Supplement to the Proxy Statement is July 19, 2018.

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